To Our Shareholders:

        This quarter's earnings were among the highest in the history of Pacific Century Financial Corporation. Your company reported strong net income of $38.5 million for 1999's second quarter, up from $3.1 million for 1998's second quarter. Diluted earnings per share were $0.47, up from $0.04 for the same period last year. Year-over-year comparisons reflect the $19.4 million restructuring charge and extra provisioning to the reserve for loan losses incurred in the second quarter of 1998.

        Tangible or "cash" earnings for the quarter were $42.3 million compared to $7.4 million reported for the similar period last year. On a per share basis, tangible diluted earnings were $0.52, up from $0.09 in 1998's second quarter.

        These results reflect our continuing efforts to make the balance sheet more efficient, control non-interest expense and improve asset quality.

        For the first six months of 1999, return on average assets grew to 1.01 percent, up from 0.50 percent in 1998's first half year. Return on average equity was 12.36 percent, compared with
6.53 percent reported in last year's like period.

        We are pleased to note that Asia's economic recovery is shaping up to be stronger and faster than expected. We also see compelling evidence of gradually accelerating economic recovery in Hawaii. The consensus economic forecast calls for 2 percent real economic growth for the state through 1999 and into 2000.

        In June, Bank of Hawaii agreed to boost its ownership in the Bank of Queensland by acquiring 5.8 million shares, or approximately 10 percent, of that bank's outstanding common stock. This will bring our ownership stake in the Bank of Queensland to approximately 17 percent. The transaction is expected to close in the third quarter of this year, pending regulatory approval, and will strengthen and enhance the strategic alliance between the two banks that began in 1997.

        Your company met the final major regulatory milestone for Year 2000 readiness last month. By June 30, 1999, all of our critical computer systems had been successfully tested to handle the year 2000 change in date, and the Y2K contingency plans were in place. During the remainder of 1999, we will focus on validating our year 2000 contingency plans and monitoring the readiness of third parties we rely on to serve our customers.

        Pacific Century's Board of Directors has declared a quarterly cash dividend of 17 cents per share on its outstanding common shares. The dividend will be payable on September 15, 1999 to shareholders of record at the close of business on August 24, 1999.

        The value of your holdings in Pacific Century remains our utmost priority, and we appreciate your confidence in our ability to guide your company into the 21st century.

Sincerely,

/s/ LAWRENCE M. JOHNSON

Lawrence M. Johnson
Chairman and CEO


Corporate Offices:
Financial Plaza of the Pacific
130 Merchant Street
Honolulu, HI  96813

Investor or Analyst Inquiries:
David A. Houle
Executive Vice President, Treasurer and Chief Financial Officer
(808) 537-8288

or

Sharlene K. Bliss
Investor Relations
(808) 537-8037

or

Cori C. Weston
Corporate Secretary
(808) 537-8272

Highlights  (Unaudited)                                                Pacific Century Financial Corporation and subsidiaries
------------------------------------------------------------------------------------------------------------------------------
                                                                                                        June 30       June 30
                                                                                                           1999          1998
Return on Average Assets                                                                                   1.01%         0.50%
Return on Average Equity                                                                                  12.36%         6.53%
Average Spread on Earning Assets                                                                           4.26%         4.25%
Average Equity/Average Assets                                                                              8.14%         7.63%
Book Value Per Common Share                                                                              $15.12        $14.19
Loss Reserve/Loans and Leases Outstanding                                                                  2.23%         2.20%

Common Stock Price Range                                                                     High           Low      Dividend
1998................................                                                       $25.88        $14.75       $0.6575
1999 First Quarter..................                                                       $24.94        $19.94         $0.17
          Second Quarter............                                                       $23.25        $19.81         $0.17



Consolidated Statements of Income (Unaudited)
------------------------------------------------------------------------------------------------------------------------------
                                                                           3 Months      3 Months      6 Months      6 Months
                                                                              Ended         Ended         Ended         Ended
                                                                            June 30       June 30       June 30       June 30
(in thousands of dollars except per share amounts)                             1999          1998          1999          1998
------------------------------------------------------------------------------------------------------------------------------
Total Interest Income                                                      $255,037      $278,934      $515,503      $548,263
Total Interest Expense                                                      110,637       132,082       227,259       259,693
------------------------------------------------------------------------------------------------------------------------------
Net Interest Income                                                         144,400       146,852       288,244       288,570
Provision for Possible Loan Losses                                           13,948        41,982        26,538        60,285
------------------------------------------------------------------------------------------------------------------------------
Net Interest Income After Provision for Possible Loan Losses                130,452       104,870       261,706       228,285
Total Non-Interest Income                                                    63,613        49,798       124,783       102,662
Total Non-Interest Expense                                                  132,128       151,716       266,968       273,419
------------------------------------------------------------------------------------------------------------------------------
      Income Before Income Taxes                                             61,937         2,952       119,521        57,528
Provision for Income Taxes                                                   23,475          (144)       45,642        20,412
------------------------------------------------------------------------------------------------------------------------------
      Net Income                                                            $38,462        $3,096       $73,879       $37,116
==============================================================================================================================
Basic Earnings Per Share                                                      $0.48         $0.04         $0.92         $0.47
Diluted Earnings Per Share                                                    $0.47         $0.04         $0.91         $0.46
Basic Weighted Average Shares                                            80,302,154    80,258,217    80,361,529    80,070,764
Diluted Weighted Average Shares                                          81,121,840    81,416,341    81,263,475    81,170,893
------------------------------------------------------------------------------------------------------------------------------


Consolidated Statements of Condition (Unaudited)
------------------------------------------------------------------------------------------------------------------------------
                                                                                          June 30   December 31       June 30
(in thousands of dollars)                                                                    1999          1998          1998
------------------------------------------------------------------------------------------------------------------------------
Assets
Interest-Bearing Deposits                                                                $411,239      $453,527      $542,966
Investment Securities
 (Market Value of $3,547,199, $3,686,471, and $3,728,525, respectively)                 3,550,115     3,671,205     3,713,420
Securities Purchased Under Agreements to Resell                                             4,325            --            --
Funds Sold                                                                                 34,995        45,683        31,715
Loans                                                                                   9,610,980     9,854,000     9,464,901
  Unearned Income                                                                        (219,717)     (225,915)     (207,742)
  Reserve for Loan Losses                                                                (209,573)     (211,276)     (204,049)
Net Loans                                                                               9,181,690     9,416,809     9,053,110
------------------------------------------------------------------------------------------------------------------------------
    Total Earning Assets                                                               13,182,364    13,587,224    13,341,211
Cash and Non-Interest Bearing Deposits                                                    493,483       564,243       575,553
Premises and Equipment                                                                    288,955       293,591       297,392
Other Assets                                                                              586,656       571,505       516,954
------------------------------------------------------------------------------------------------------------------------------
    Total Assets                                                                      $14,551,458   $15,016,563   $14,731,110
==============================================================================================================================
Liabilities
Deposits                                                                               $9,286,155    $9,576,342    $9,505,968
Securities Sold Under Agreements to Repurchase                                          1,990,178     2,008,399     2,313,784
Funds Purchased                                                                           715,398       942,062       366,066
Short-Term Borrowings                                                                     353,177       356,822       379,129
Other Liabilities                                                                         337,489       361,728       360,583
Long-Term Debt                                                                            654,847       585,616       665,106
------------------------------------------------------------------------------------------------------------------------------
    Total Liabilities                                                                  13,337,244    13,830,969    13,590,636

Shareholders' Equity
Common Stock ($.01 par value), authorized 500,000,000 shares;
    issued / outstanding;  June 1999 - 80,544,104 / 80,287,805;
    December 1998 - 80,512,372 / 80,325,998;
    June 1998 - 80,385,041 / 80,385,041                                                       805           805           804
Capital Surplus                                                                           345,468       342,932       340,872
Accumulated Other Comprehensive Income                                                    (39,245)      (22,476)      (25,958)
Retained Earnings                                                                         912,686       867,852       824,756
Treasury Stock, at Cost - (June 1999 - 256,299 and
    December 1998 - 186,374 Shares)                                                        (5,500)       (3,519)           --
------------------------------------------------------------------------------------------------------------------------------
    Total Shareholders' Equity                                                          1,214,214     1,185,594     1,140,474
------------------------------------------------------------------------------------------------------------------------------
    Total Liabilities and Shareholders' Equity                                        $14,551,458   $15,016,563   $14,731,110
==============================================================================================================================